Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3 No. 333-214967) and related Prospectus of Seanergy Maritime Holdings Corp. for the registration of 12,065,000 common shares issuable upon exercise of outstanding warrants and to the incorporation by reference therein of our report dated  April 20, 2016, with respect to the consolidated financial statements and schedule of Seanergy Maritime Holdings Corp., included in its Annual Report (Form 20-F) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors-Accountants S.A.

Athens, Greece
March 17, 2017